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                                  EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT


            We consent to the incorporation by reference in this Registration Statement of Good Guys, Inc. on Form S-8 of our report dated December 5, 2000, appearing in and incorporated by reference in the Annual Report on Form 10-K of Good Guys, Inc. for the fiscal year ended September 30, 2000 our report dated March 16, 2001 appearing in the Annual Report on Form 11-K of the Good Guys! Deferred Pay Plan for the fiscal year ended September 30, 2000 and our report dated September 30, 2001 and our report dated April 13, 2001, appearing in the Form 10-K of Good Guys, Inc. for the five-month transition period ended February 28, 2001.

Deloitte & Touche LLP

May 24, 2001

Oakland, California